Exhibit 99.4

Remarks by Michael Szymanczyk and David Beran, who will become Altria’s Chairman and Chief Executive Officer, and Altria’s Chief Financial Officer, respectively, following the spin-off of Philip Morris International Inc.

Altria Group, Inc. Investor Presentation

New York, NY

March 11, 2008

These remarks contain forward-looking statements and projections of future results. Please direct your attention to the Safe Harbor statement for a review of the various factors that could cause actual results to differ materially from projections.

[Remarks by Mr. Szymanczyk]

Thank you Louis and thank you for joining us today.

I am joined by several members of our future senior management team who I will introduce in a moment. As a team, we are very happy to see those of you who have followed Altria closely for a long time, as well as those of you who are newer to our business. We view today’s discussion as an important first step in developing a relationship with each of you. We have tremendous opportunities before us and we are excited to share our vision with you today.

I would like to introduce you to a new Altria, a company that after the Philip Morris International (PMI) spin-off will provide substantial value to shareholders through its superior brands and leadership in the U.S. tobacco industry. When the spin-off of PMI is completed, our overriding goal will be to continue to build on our strong track record as a consistent performer, driving substantial, long-term total shareholder return.

Today, we will review with you Altria’s formula for achieving sustainable long-term growth, as well as the operating strategy that underpins our performance, including how we manage our relationship with society. We will share with you our observations on the external tobacco environment. Finally, we will discuss Altria’s financial strategy, including our plans for effective cost management, which we expect will enable the company to deliver consistent and substantial total shareholder return.

I believe Altria’s scale, market position, balance sheet strength and improved operational focus make us one of the most compelling investment opportunities available in tobacco and consumer products.

Following the spin-off of PMI, we will have greater focus, with most of our corporate resources directed toward building our leadership position in the U.S. tobacco industry. The U.S. tobacco industry remains one of the largest and most profitable markets in the world, and has additional growth opportunities for Altria. Altria will have the ability to leverage resources, such as PM USA’s distribution network and strong field sales force, across an array of tobacco products including acquisitions like John Middleton, Inc. We will also have a more flexible capital structure.

Following the PMI spin-off, Altria will maintain its historic strengths of a strong commitment and ability to deliver consistent and attractive return to our shareholders over the long-term; a stable of strong brands; continued efforts to responsibly address society’s concerns about controversial products; and an experienced, motivated and capable management team.

Following the spin-off of PMI, Altria will remain a large business. PM USA will be the largest component of the company with its focus on domestic sales of cigarettes and adjacent products such as moist smokeless tobacco (MST) and Snus. John Middleton, Inc. was acquired in December of 2007, and is one of the leading manufacturers of machine-made large cigars with the powerful Black & Mild brand. Philip Morris Capital Corporation (PMCC) is a financial services business that is not making new investments, but is managing a portfolio of assets in order to maximize financial contributions to Altria. Altria also has a 28.6% interest in SABMiller, and this investment has performed well over the past few years.

Now, let me introduce you to our new Altria Board of Directors. The Altria Board of Directors post-spin will include four continuing members from the current Altria Board of Directors, who have served on our Board for an average of 15 years. These continuing Board members are Elizabeth E. Bailey, Robert E.R. Huntley, Thomas W. Jones and George Muñoz. They will be joined by four new directors: Thomas F. Farrell II, Chairman, President and Chief Executive Officer of Dominion Resources, Inc., Gerald L. Baliles, Director of the Miller Center of Public Affairs at the University of Virginia and former Governor of Virginia, Dinyar S. Devitre, who will step down as Chief Financial Officer of Altria following the spin, and myself. We are very fortunate to have such a talented and diverse board that brings both strong experience and new perspectives.

I’d like to also introduce you to our experienced management team. While some members of our team may be new to you, we have all been associated with the Altria family of companies for many years and have been deeply involved in running and growing its businesses.

Denise Keane, who is here today, will be our General Counsel. She has been the General Counsel of PM USA since 2001 and has been with the Altria family of companies for thirty years. She has been engaged in the successful management of our litigation issues in the preceding years, and has experience managing regulatory issues at the global level.

Also joining us today is Murray Garnick who will assume direct responsibility for managing smoking and health litigation as the Senior Vice President of Litigation. Murray, who was a senior partner at Arnold & Porter, has represented the company in a wide variety of complex cases over the past twenty years.

Marty Barrington, who is also here today, will be our Chief Compliance and Administrative Officer. Marty previously served as General Counsel of both PMI and PM USA following several leadership positions at PM USA and with Altria, and has been with the company since 1993.

Howard Willard will be our Executive Vice President for Strategy and Business development. He will oversee John Middleton, Inc. and Philip Morris Duty Free, Inc. and is also responsible for new business development. Howard has sixteen years of experience in Finance, Sales, Information Services and Corporate Responsibility at PM USA and brings a background in management and finance.

Jack Nelson will continue to serve as President of Operations and Technology for PM USA, a position he has held since 2002. Jack was previously President of Philip Morris International and Philip Morris USA, and has carried out leadership positions in Manufacturing, R&D, Planning and Corporate Affairs. He has been with the company for twenty-five years.

Craig Johnson will continue to serve as Executive Vice President of Sales and Brand Management for Philip Morris USA, a position he has held since 2005. Craig has been with PM USA for sixteen years, holding senior leadership positions in our sales organization, and has extensive experience in the consumer packaged goods industry at Procter & Gamble as well as Frito-Lay.

Nancy Lund will be the Senior Vice President of Marketing servicing all the Altria companies. Nancy has served as Senior Vice President of Marketing at PM USA since 1999, and has been engaged continuously with the Marlboro brand since 1986 when she became Brand Manager, Marlboro. Nancy has been the key steward of the brand for over twenty years, and is one of the people most responsible for Marlboro’s continuing success.

John Mulligan has served as President of PMCC since 2001. John has more than twenty years experience with PMCC and has held a variety of positions within the company with responsibility for new business generation, strategic portfolio initiatives and overseas business development.

This team, along with the rest of our organization, is excited about the future of Altria.

The company will be directed by a new Altria corporate mission, which is supported by four core strategies. These strategies will focus organizational energy to create significant value. Our mission is to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco consumers with superior branded products. Altria’s mission begins with leadership. The company will continue to invest in developing the leadership capabilities of its people and in leading brands. In order to maintain a license to operate, Altria has to assure it is aligned with society by addressing societal concerns that are relevant to its business. And of course, in order to compete effectively, Altria must satisfy adult consumers by understanding them and designing products that meet their evolving preferences better than competitors. If we are successful in achieving these first three goals, Altria will accomplish the fourth goal, which is to create substantial total shareholder return.

We are committed to achieving the following specific financial goals over the next several years:

•	First, average underlying operating income growth in the mid-single digit range;

•	Total annual cost reductions of over $1 billion off of our 2006 cost base. $300 million of these cost savings were realized in 2007, and $700 million more are expected to be realized by 2011;

•	An anticipated dividend payout ratio of 75%, with an initial post-spin annualized dividend rate of $1.16 per share;

•	A planned share repurchase program of $7.5 billion over the next two years, which we expect to commence in April of this year;

•	Long-term earnings per share (EPS) growth in the range of 8-10% per year; and

•	An annual total shareholder return in excess of 12% when combined with the dividend.

We believe we can achieve these financial goals:

•	By efficiently and moderately growing market share and income in the cigarette category;

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By making disciplined investment decisions in adjacent categories, both organically and potentially through acquisition, provided we have a strategic rationale and the expected return exceeds our cost of capital;

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By executing against disciplined cost management opportunities, Altria’s objective is to reduce costs at a rate that exceeds cigarette volume declines. We will walk you through how we have managed our costs to date as well as additional opportunities; and

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By prudently leveraging our strong balance sheet while maintaining necessary financial flexibility, we expect that these four elements taken together will enable Altria to consistently meet its 12% or better total return goal.

I have told you what we believe we can do. Let me tell you why.

Let’s start with the cigarette business. The cigarette industry is a very large business with an estimated $70 billion in consumer expenditures in 2007. It is also very profitable with an estimated industry profit pool of $8.8 billion in pre-tax income. And, Philip Morris USA captured approximately 56% of this profit pool in 2007. Premium brands continue to gain share, led by Marlboro.

However, cigarette volumes continue to decline. PM USA estimates that industry volume declined about 4% in 2007 versus an historical decline rate of about 2%.

For the next few years, PM USA anticipates annual industry volume declines of about 2.5% to 3%.

PM USA believes that the increased 2007 volume decline was the result of higher pricing, driven in part by a $1 billion step-up in manufacturer payments to the states under the Master Settlement Agreement and a 15% increase in the weighted year-end average state cigarette excise tax. In 2007, ten states, including Texas, which represents a significant amount of industry volume, increased their cigarette excise taxes. This drove the weighted year-end average state cigarette excise tax up 13 cents to $1.01, the largest increase since 2002.

PM USA’s shipment volume in 2007 was down 4.6% on a reported basis, but the company estimates the underlying rate of decline was about 3.6% when adjusted for trade inventory and calendar differences. Over the last five years, PM USA’s shipment volume has declined by an average of 1.8% per year, or less than the overall industry estimated decline rate of 2.4%.

PM USA partially offsets industry volume declines through a continuing strategy of balancing retail share and income growth. In 2007, total PM USA retail share increased 0.3 of a share point for the full year to 50.6% outpacing a slight gain at Lorillard and share loss at R.J. Reynolds. PM USA’s share gains were driven by Marlboro’s strong performance as well as a 0.1 retail share gain for Parliament, offset by slight declines for Virginia Slims and Basic. In this consolidating cigarette industry PM USA has the brands in the best position to grow share.

The portfolio is led by Marlboro. More than a cigarette, this is the brand that stands for superior tobacco flavor. A brand built on an idea that resonates as well today, as it did when it was created decades ago. I must tell you it is not just we at Altria who are attached to Marlboro country; adult cigarette smokers are too, and they vote every day all across this wide country.

Marlboro is the leading cigarette brand in the United States. It is the number one cigarette brand in every state. It is the number one cigarette brand for men and women across all adult age groups. In 2007, Marlboro gained 0.5 share point to a record 41% retail share, making it both the nation’s largest and fastest growing cigarette brand. This share is larger than the combined share of the next ten largest cigarette brands, and larger than R.J. Reynolds and Lorillard combined.

Marlboro Menthol is the industry’s fastest growing menthol brand, gaining 0.5 retail share point in 2007. Marlboro Menthol is the leading menthol brand in twenty-four states, and is the number two menthol brand in twenty-five other states. In 2007, Marlboro Menthol’s growth was driven by incremental share created by Marlboro Smooth, a new menthol cigarette with a unique taste and design. Innovations like Marlboro Smooth have played an important role in fueling the share growth of Marlboro and Philip Morris USA.

Line extensions allow the company to meet changing adult smoker preferences, remain relevant in a dynamic marketplace, and grow retail share. It is also a strategy that PM USA executes well. For example, Philip Morris USA introduced six cigarette line extensions on Marlboro from 2002 to 2007 that garnered more than two share points. Each retail share point represents an estimated $90 million in after-tax annual operating income. By comparison, over the same time period, R.J. Reynolds launched over ten new Camel line extensions with a gain of slightly more than a share point, while Newport had one line extension with minimal market share results.

Marlboro is different than the brands with which it competes, and that calls for it to have a different competitive strategy. Let me explain. Competitive brands have geographic areas of strength. Newport is strong on the East Coast. The shaded states on the slide indicate where the brand’s share is more than 25% above the brand’s national average share. Camel is strong on the West Coast and the discount segment is strong in the Midwest and South.

Unlike competitors which have concentrated geographic areas of strength and spending, Marlboro is the leading brand in every state and competes in all geographies. PM USA manages equity building programs, merchandising programs, promotions, and pricing strategies to compete nationally and in each of these different areas based on competitive activities. Marlboro’s ability to compete at premium prices across all geographies makes it the industry’s most profitable brand.

PM USA has other strong brands in its portfolio. Parliament, Virginia Slims, Basic and L&M have areas of regional strength and PM USA builds their positions with smart and focused investment spending in these areas. These brands are very important to PM USA. They contributed over a half billion dollars in operating profit for the company in 2007.

PM USA’s brand strength in the cigarette business forms the base for expansion into growing and adjacent tobacco categories. For example, PM USA is using Marlboro’s superior tobacco flavor image and the resources that support the Marlboro cigarette franchise to create value in new businesses such as Moist Smokeless Tobacco and Snus.

Moist smokeless tobacco volumes are growing an estimated 5% a year. Marlboro’s strong equity should allow it to capitalize on this category growth, as well as build share from current adult MST consumers. The Marlboro brand has broad appeal among adult MST consumers as well as smokers. PM USA’s research indicates that Marlboro’s MST products fit with the Marlboro brand image and adult MST consumers would be very interested in purchasing a Marlboro branded product. Adult consumer research also indicates that Marlboro’s MST product tests very well against competitive offerings. For these reasons, Philip Morris USA is testing Marlboro MST in Atlanta, Georgia. PM USA is pleased with its initial results, and recently expanded the test market into additional counties surrounding Atlanta.

Research also indicates that many adult smokers are interested in smokeless tobacco alternatives to cigarettes, but are not satisfied with existing alternatives like MST or chewing tobacco. Our research, along with learnings from Sweden, where a form of smokeless tobacco called snus has become a popular alternative for adult smokers, has led us to develop Marlboro Snus.

Marlboro Snus is a spit-free, smokeless tobacco pouch product designed especially for adult smokers. PM USA began testing Marlboro Snus in Dallas, Texas in August of 2007 and began replacing its initial snus entry, Taboka, in Indianapolis, Indiana in January 2008. Based on consumer insights from Sweden, Indianapolis and Dallas, PM USA believes snus offers long term potential as an alternative product for adult smokers. We are continuing to apply the insights we are gaining from our consumer offerings in the test markets, and are optimistic about the future of Marlboro Snus.

The smokeless tobacco category holds great promise for PM USA in the coming years. The combined test market results for the two Marlboro products in stores stocking is an estimated 6% share of the smokeless tobacco categories, after only seven months into our test markets. While not yet nationally projectable, this result gives us reason for optimism.

Altria augmented its portfolio of strong brands and adjacency strategy in 2007 by entering the growing machine-made large cigar market with the acquisition of John Middleton, Inc. and its powerful Black & Mild brand.

Machine-made large cigar volumes have been growing at an estimated rate of 4% to 5% per year. Black & Mild is a leading machine-made large cigar brand in the country with a 2007 retail share of 25.3%, an increase of 2.2 share points from the prior year. The Black & Mild five pack is the best selling machine-made large cigar package. Black & Mild does not have an entry in what is characterized as the small cigar category. Black & Mild tested number one in our research on the following characteristics versus competitive brands: Aroma, Value, Freshness, Taste and Tobacco Quality. Altria believes that John Middleton can continue to grow Black & Mild’s share and the income delivered by the highly profitable brand by leveraging the resources that support PM USA’s cigarette business.

For the full year 2007, John Middleton’s volume, revenues net of excise taxes and operating companies income were in line with estimates provided when the acquisition was announced on November 1, 2007. While these results were not material to Altria in 2007 given the mid-December closing of the acquisition, the company looks forward to building on John Middleton’s success.

In 2005, Altria’s U.S. tobacco business had one core product, cigarettes. As of today, we continue to build the base cigarette business, and have added exciting new products in emerging and growing categories like Black & Mild, Marlboro Snus and Marlboro Moist Smokeless Tobacco.

We have strong brands that are being leveraged into adjacent tobacco categories, and powerful infrastructure to support them that continues to fuel Altria’s formidable financial strength. Altria’s 2007 underlying operating income from continuing operations excluding PMI was $5.0 billion, with operating cash flow of $3.3 billion, which excludes the return of the escrow bond deposits related to the Engle case.

Underlying our brand and category building efforts are two key areas of infrastructure that represent critical competitive advantages for the company. The first is insight and innovation, which encompasses consumer research as well as research and development. It is the company’s strength in these areas that produced Marlboro Smooth and several other new cigarette line extensions in 2007. Marlboro Smooth utilized a breakthrough menthol application process to create a uniquely different smoking experience.

Research and development and consumer insights enable PM USA to maintain Marlboro’s industry leading design and quality. These investments assure that the product and packaging remain the industry’s best. PM USA’s research indicates that Marlboro’s adult consumers continue to rate it as the highest quality cigarette on the market today.

Strong research and development has also enabled PM USA to organically develop new smokeless products. Insights from the test markets for these products will inform future development efforts.

To support its research agenda, PM USA has recently consolidated its activities into a new state of the art facility in Richmond, Virginia that will enhance innovation, collaboration and further increase its understanding of adult consumer preferences. As a part of transitioning into this new facility, PM USA is redesigning many of its research and consumer insight gathering processes to increase innovation at lower cost.

The second area of infrastructure that is key to our success is the ability to connect with adult tobacco consumers. PM USA connects with adult tobacco consumers in two ways: through the in-store experience and the development of one-to-one relationships, and Altria plans to leverage these resources across the broader company.

Every month, the PM USA field sales force calls on over 250,000 retail stores that sell cigarettes, and works with retailers to promote our brands in a focused and responsible way. In 2007, PM USA made over 4 million sales calls to build the business and support our customers. This infrastructure creates a strategic advantage for responsible expansion into new products.

PM USA also uses an extensive database to create one-to-one relationships with adult tobacco consumers. This database has the names of over 25 million adult cigarette smokers, and reaches adult tobacco consumers who wish to receive promotional offers and information from our brands.

This database will also support expansion into other products that are appealing to adult tobacco consumers.

PM USA also invests in innovative, brand-building equity programs. These programs are probably not visible to you, because they are efficiently aimed solely at adult tobacco consumers. Let me give you a feel for some of these programs with this short video. These equity building programs enhance the long-term strength of a brand and make connections with adult tobacco consumers that can be leveraged in many ways.

Our brands, the infrastructure that supports them, and our financial strength will provide shareholder return only if we maintain a license to operate in society. Like many other companies, Altria is working to understand society’s expectations and effectively address concerns where appropriate. The company believes that doing so is essential to deliver shareholder return in the long term, and we strive to be a leader in this area just as we strive for leadership in other aspects of our business.

For example, PM USA has built programs to address both underage use and smoking cessation in recent years. PM USA supports programs to prevent youth access at retail and promote positive youth development programs addressing a range of risky behaviors. PM USA believes that these efforts, as well as the efforts of many others, have contributed to the declines in youth smoking. Youth smoking rates have declined by 63% among 8th graders and 49% among 10th graders since 1998. Among 12th graders, smoking rates have declined by 38% since 1998.

PM USA also recognizes that there are smokers who wish to stop using its products and may have a difficult time quitting. The company believes that when consumers decide to quit, it has a role to play in helping connect smokers to expert resources.

Of course, our brands and the infrastructure that supports them are only as good as the people behind them. Altria has a long history of attracting, developing and retaining top talent across its operating companies, and PM USA’s successful programs in these areas will be the foundation of our future practices. PM USA’s efforts have been recognized by those outside of our organization. In September of 2007 Business Week Magazine ranked PM USA among the top 50 places to start a career for the second consecutive year. And for the fifth consecutive year, PM USA ranked in the top 50 of Computer World’s 100 best places to work in Information Technology. One reflection of the effectiveness of PM USA’s efforts is an enviable annual employee retention rate of 95%.

I’ve talked a lot about investing and building, but as I’ve mentioned our primary business, the cigarette business, is consolidating. That means Altria has to find creative ways to accomplish its objectives at lower costs. Going forward, we will do more for less, over a billion dollars less than in 2006. Dave Beran will provide details on our cost reduction plans in a few moments.

So these are the reasons why we believe we can meet the financial goals I have outlined:

•	Powerful brands like Marlboro and Black & Mild;

•	Industry leading innovation and consumer insight;

•	A unique ability to connect with adult tobacco consumers;

•	Significant efforts to align with society’s expectations;

•	Passionate and talented people;

•	Disciplined cost management; and

•	Formidable financial strength that gives the company great ability to deliver consistent and substantial shareholder return.

Before Dave Beran comes up, I’d like to make just a few comments on the external tobacco environment. As you know, Altria has supported tough but reasonable federal regulation of tobacco products by the FDA for over seven years. We believe that such tough but reasonable federal regulation can benefit shareholders:

•	By ensuring that all tobacco manufacturers and importers doing business in the USA operate at the same high standards;

•	By providing a framework for the further pursuit of tobacco product alternatives that are less harmful than conventional cigarettes; and

•	By ensuring transparent, accurate communication about tobacco products to consumers.

Work on this subject continues in Congress and we are engaged in this process. At this time, it is not clear if legislation that gives the FDA authority to formulate and administer tough but reasonable regulations will be enacted, but we remain committed to securing these benefits for our consumers and shareholders.

Going forward, Altria also remains committed to defending itself in the courtroom. We continue to vigorously defend the claims brought against us and will not deviate from this fundamental approach.

In 2007, the litigation environment, while challenging, continued to improve. Setting the Engle case aside for a moment, the trend line for individual smoking and health claims shows a sharp downward trend. Since 1997, 1,175 individual cases have been served. Of these, only five resulted in verdicts that were upheld on appeal and paid.

Class action suits filed against PM USA are also declining. Since 2004, only three new class actions have been served in contrast to 1997 and 2002 when 28 class actions were served in each year. Today, the vast majority of class actions filed against PM USA have been dismissed or are inactive. Of the so-called “Lights” class actions over the past few years, the great majority are no longer active cases. Many have been dismissed either voluntarily or involuntarily. Indeed, more and more courts are denying class certification or rejecting the claims. Still other cases remain dormant. As of today, three statewide “Lights” class action cases have been certified – Craft, Curtis, and Aspinall.

In addition, the U.S. Supreme Court has granted review in one statewide “Lights” class action – the Good case — to resolve the question of whether federal law preempts these claims in their entirety. The case will be heard in the fall of 2008 and we look forward to the U.S. Supreme Court’s decision in 2009. As a result of the U.S. Supreme Court’s upcoming review in Good, we expect the three certified cases to be stayed or delayed and we expect little movement in any statewide “Lights” case until after the U.S. Supreme Court rules.

Let me briefly mention the status of the Schwab case, which is a nationwide “Lights” class action. As you know, the case is stayed and the class certification order is under review by the U.S. Second Circuit Court of Appeals. We look forward to the Second Circuit’s decision reviewing that order.

Turning for a moment to the Engle case, as you know, in 2006, the Florida Supreme Court decertified the class and reversed the $145 billion punitive damage award against PM USA and other defendants, but allowed former class members to file individual lawsuits by January 11, 2008. PM USA’s current tally is that about 8,000 plaintiffs have filed claims – slightly more than 1% of the estimated 700,000 potential class members.

We do not believe that these Engle progeny cases will be any more successful than other smoking and health cases. Plaintiffs must still prove key elements of their claims at trial, including causation, reliance, and damages. Further, PM USA has strong legal and appellate challenges to these suits.

With respect to the trial court’s judgment in the United States’ civil RICO case which resulted in no monetary damage award, we remain confident that the appeal will demonstrate why the decision is wrong on the facts and wrong on the law. No decision on the appeal is expected before 2009.

To summarize, over the past several years, the number of individual smoking and health claims served, other than Engle claims, has declined by 92%, the number of pending class actions has declined approximately 55%, and the amount of damages in appeals against the company has declined by over 99%. In short, PM USA’s litigation environment, while still challenging, has improved and remains stable. PM USA has vigorously defended claims brought against it for decades and this approach will not change in the future.

Now, I would like to introduce Dave Beran, Altria’s Chief Financial Officer - elect, who will take us through an overview of the company’s 2007 business and financial performance, as well as our plans to deliver superior shareholder return.

[Remarks by Mr. Beran]

Thank you, Mike. Let’s review Altria’s 2007 business performance and financial strategy.

In 2007, total shareholder return for all of Altria was 22.2%, which outpaced the return of the Altria Peer Group at 20.9%, and was significantly higher than the S&P 500, which had a return of 5.5%.

In 2007, Altria had another strong year and delivered superior shareholder return. Revenues net of excise taxes from continuing businesses excluding PMI were $15.2 billion, and underlying operating income was $5.0 billion.

In 2007, PMCC’s reported operating companies income was $421 million versus $176 million for the full year 2006. Results for 2007 included cash recoveries of $214 million related to certain airline leases previously written down, versus a provision of $103 million in 2006. PMCC will remain focused on managing its portfolio of leased assets to maximize gains and cash flow from earning assets, as well as asset sales and terminations. PMCC is not making new investments and expects that its operating income will vary over time as investments mature or are sold.

Altria’s investment in SABMiller continued to grow in value last year. Since the transaction creating this investment, the market value on a pre-tax basis has grown from $3.4 billion to $9.0 billion as of the end of February 2008. Altria currently plans to maintain this investment while regularly evaluating ways to maximize its value to our shareholders.

While we are pleased with our results during 2007, Altria recognizes that future shareholder value will be delivered differently than in the past. Altria plans to meet the objective of delivering 12% or better total shareholder return in three ways: through revenue growth, effective cost management, and the prudent use of the balance sheet.

As Mike described, revenue growth will come by effectively leveraging Altria’s sustainable business advantages and growing market share and income in the base cigarette business while supporting expansion into adjacent categories. PM USA plans to continue prudently managing the core cigarette business to achieve moderate share and income growth. Altria also plans to accelerate growth outside of its core. The introduction of Marlboro Snus, Marlboro MST, and the acquisition of John Middleton, Inc., all in the second half of 2007, are tangible examples of these plans. Altria expects to drive revenue growth in the low single digits per year, driven by price and share gains in the cigarette business as well as expansion into adjacent categories.

Altria is disciplined in its approach to growth and recognizes that it is sometimes appropriate to consider acquisitions as a way to grow. Altria will continue to target potential acquisitions that allow us to leverage company strengths at an attractive price that will allow us to meet our internal financial hurdle rates. Altria will continue analyzing the strategic trade-offs of ‘building vs. buying’, recognizing that we have an unparalleled national platform with the leading brand.

Effective cost management is the second tool that will enable Altria to deliver superior shareholder return.

Over the last decade PM USA has steadily reduced headcount in line with cigarette volume declines. Since 1998, headcount has been reduced at the company by 26%. PM USA has a history of removing large pieces of infrastructure in order to respond to changes in the business. In 1998, the Stockton Street cigarette factory was closed. In 2000, the company ceased production at its Louisville cigarette production facility. The PM USA headquarters’ staff moved to Richmond, Virginia in 2003 and 2004, and last June the company announced the closure of its Cabarrus North Carolina manufacturing facility.

During this time, the company made strategic investments, building capability in order to deal with emerging issues and to optimize future earnings potential. These areas included youth smoking prevention, corporate responsibility and research and development. The bulk of the spending to develop and expand these programs is behind us. Now we are taking steps to improve their operating efficiencies while maintaining their effectiveness.

Today, we are announcing an additional $300 million in new selling, general and administrative (SG&A) expense reductions that will be achieved over the next several years. These cost reductions are in addition to PM USA’s 2007 efficiency initiatives that reduced SG&A expenses by 12%, or over $300 million. This brings the total cost reduction to $600 million. This dollar amount is over 24% of the SG&A expenses for the company.

PM USA also expects to deliver ongoing annual savings of $156 million beginning in 2011, as a result of the consolidation and optimization of its cigarette manufacturing operations in Richmond, Virginia. We anticipate charges related to this initiative of approximately $670 million from 2007 through 2011.

Altria expects to deliver $250 million in ongoing annual savings beginning in 2009 as a result of the corporate restructuring. We anticipate one-time charges related to the spin-off and restructuring in 2008, offset by an estimated gain of $400 million from the planned sale of Altria’s New York headquarters in 2008.

These cost reduction programs are expected to deliver savings of over one billion dollars on an annual basis by 2011 off the 2006 cost base. As we manage these efforts, our companies will continue to identify further cost reductions and look for opportunities to accelerate planned productivity enhancements.

Our third tool is effective and efficient use of the balance sheet to create value. Altria’s solid balance sheet gives us great flexibility. We are committed to both using this flexibility to create value for shareholders, and maintaining this flexibility. Altria plans to prudently manage the balance sheet to maintain solid investment grade credit ratings.

In connection with the spin-off of PMI, Altria completed its bond tender offer and has purchased for cash approximately 2.3 billion of U.S. dollar notes and debentures and approximately 400 million in euro-denominated bonds. In order to finance the tender offer, Altria arranged a $4.0 billion bridge loan facility. Altria intends to access the public-debt market to replace the debt retired as a result of the tender offer. The tender offer will result in pre-tax charges of approximately $400 million in the first quarter of 2008. Of the $400 million, approximately $100 million is premium and approximately $300 million is the estimated mark to market value reflecting lower interest rates.

Altria generates approximately $3.5 billion of operating cash flow per year, which represents a conversion of approximately 65% of our EBITDA into cash, and we are committed to returning a large majority of this cash flow to our shareholders. We also expect capital expenditures to remain relatively low and under 3% of revenues net of excise taxes.

Altria expects to commence a share repurchase program of $7.5 billion over two years. We plan to begin this program in April of this year and this is only one part of the cash that will be returned to shareholders. Altria’s dividend is another important component of the cash return.

Overall, Altria plans to return over $12 billion to our shareholders over the next two years in the form of share repurchases and dividends. This planned cash return is greater than the cash return to shareholders of almost all other consumer packaged goods companies in 2006 and 2007, and is over five times more than the cash returned from Reynolds American and Lorillard in that time period. Altria also will maintain adequate financial flexibility to take advantage of any future opportunities to enhance shareholder value.

Altria’s guidance for 2008 is the result of our strategy to deliver shareholder value:

•	Operating income growth in the mid-single digits on a reported and underlying basis, and

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2008 full-year diluted earnings per share from continuing operations are expected to be $1.63 to $1.67, representing a growth rate of approximately 9-11% for the full year 2008, from an adjusted base of $1.50 per share.

We expect earnings per share growth to be stronger in the second half of 2008. This is a transition year for Altria, as we deal with the spin-off of PMI and associated accounting, costs, and effects of the removal of PMI volume from PM USA manufacturing facilities.

However, Altria plans to continue profit growth by increasing revenues and expanding operating margins as cost reduction programs take full effect. Altria anticipates underlying annual EPS growth averaging 8% to 10% over the next several years starting in 2009 which, when combined with our dividend, should result in total shareholder return in excess of 12% annually.

We believe the combination of our size and stability, as well as the magnitude of total shareholder return available makes Altria a very compelling investment opportunity.

I will now turn it back over to Mike to close.

[Remarks by Mr. Szymanczyk]

Thanks, Dave. Our company is in a great position to deliver 12% or better total shareholder return going forward.

•	We have powerhouse brands like Marlboro and Black & Mild that are growing in their categories and have unmatched cash generating capability.

•	We have the potential to extend the brand that stands for superior tobacco flavor, Marlboro, into other profitable adjacent tobacco categories.

•	We have a disciplined cost management program that started in 2007 that we expect will deliver $1 billion in savings by the end of 2011.

•	We have a formidable balance sheet that we can lever to create superior shareholder value.

We believe the combination of these four elements year to year will produce the 12% or better goal we have set.

On behalf of our management team, I will conclude by saying that we are very excited about the opportunity we have to build on Altria’s solid track record while growing this business in a responsible way that creates additional value for you, Altria’s shareholders.

Altria - Selected Slides Investor Presentation March 11, 2008 Mike Szymanczyk and Dave Beran

Statements in this presentation that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current plans, estimates and expectations, and are not guarantees of future performance.  They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement. The risks and uncertainties relating to the forward-looking statements in this presentation include those described under the caption “Cautionary Factors that May Affect
Future Results” in the Company’s Annual Report on Form 10-K.
Reconciliations of non-GAAP measures included in this presentation to the most comparable GAAP measures set forth on a subsequent slide and are available on the Company’s website at altria.com.
Safe Harbor

Premium Cigarette Brands Continue To Gain Share
0
80
1993 1995 1997 1999 2001 2003 2005 2007
Marlboro
Other Premium Brands
Source:  MSA Shipments (1993 - 2000), IRI/Capstone – Total Retail Panel (2001 – 2007)

29.0
29.5
0
55
2006 2007
50.6 50.3
0
55
2006 2007
Lorillard RJ Reynolds
PM USA
+0.3pp
+0.1pp
(0.5pp)
Source: IRI/Capstone, Total Retail Panel FY 2007
PM USA Had Higher Retail Share Growth
9.5
9.4
0

2006 2007

Source: IRI/Capstone - Total Retail Panel FY 07 data (Market Information) 39.7 41.0 0 55 Marlboro Next Top Ten Brands Marlboro Larger Than Next Ten Brands Combined

41.0 38.5 RJR Lorillard 0 55 Marlboro RJR /Lorillard Source: IRI/Capstone - Total Retail Panel FY 07 data (Market Information) Marlboro Larger Than Other Major Manufacturers

Brand Ranking
#2
#1
OK
KS
NE
SD
ND
MT
WY
OR
WA
MN
MO
AR
TN
IN
CT
VT
NH
RI
MA
KY
ME
DE
WV
NY
NJ
MD
PA
GA
NC
SC
VA
FL
MS
AL
LA
TX
NM
CO
AZ
UT
NV
CA
ID
IA
WI
IL
MI
OH
HI
AK
Source:  PM STARS Geo Aggregate Database FY 2007
Marlboro Menthol Number One in 24 States

0 5 2006 2007 +0.5pp 4.4 4.9 Marlboro Menthol w/o Smooth Marlboro Smooth Marlboro Smooth Drives Share Growth Source: IRI/Capstone Projected Retail Panel Database ending 2007 Marlboro Menthol

1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007

Altria

Menthol
Seventy-twos
2004
Milds
2000
Menthol
Ultra Lights
1999
Medium
1991
Full flavor
& Lights
Seventy-
twos
2005
Virginia Blend
2H ‘07
Blend No. 27
2003
Smooth
1H ‘07
Ultra Lights
1998
Share of Marlboro New Products since 1990
Source: MSA Shipments (1990-2000), IRI/Capstone – Total Retail Panel (2001- 2007: ending 2007)

Newport > SDI of 125 SDI = State Share / Nat’l Share Source: PM STARS Geo Aggregate Database FY 2007 Newport is Strong in the East

Camel is Strong in the West Camel Newport > SDI of 125 SDI = State Share / Nat’l Share Source: PM STARS Geo Aggregate Database FY 2007

SDI > 125 Source: PM STARS Geo Aggregate Database FY 2007 SDI = State Share / Nat’l Share Discount is Strong in the South & Mid-West

Marlboro Competes Nationally SDI = State Share / Nat’l Share 75 – 125 > 125 Marlboro Presence Combined: Newport, Camel and Discount Source: PM STARS Geo Aggregate Database FY 2007

L&M L&M Virginia Slims Basic Parliament Parliament Source: PM STARS Geo Aggregate Database FY 2007 PM USA Portfolio Brands Areas of Strength

Likely to  purchase
Marlboro MST*
Source: Marlboro MST Long / Fine Cut ad pack conducted from July-Sept 2007.  Based on the interviews among 573 adult MST users ages 21-54 in 30 markets across the US.  Results are based on a national sample and are not projected to particular geographic markets.
% of Adult MST users:
*  Based on advertising materials
Marlboro Equity Extends to Other Tobacco Products
Marlboro MST fits with their
image of the Marlboro Brand*

*  Based on post-trial questioning
Marlboro MST
tasted better
than their
regular brand*
% of Adult MST users:
Marlboro MST Taste Versus Competition
Source: Marlboro MST Long / Fine Cut ad pack conducted from July-Sept 2007.  Based on the interviews among 573 adult MST users ages 21-54 in 30 markets across the US.  Results are based on a national sample and are not projected to particular geographic markets.

Black & Mild Retail Share Performance 23.1% 25.3% 20% 26% 2006 2007 +2.2pp Source: IRI Syndicated Reviews Database ending 12/23/07

96 95 95 50 100 2005 2006 2007 PM USA Employee Retention Rate Source: PM USA Human Resources

14.3 10.6 0 15 1998 2007 Headcount (000’s) PM USA Reduced Headcount as Volume Declines (26%) 175 228 0 250 1998 2007 Volume (Bil.) (23%) Source: Headcount: PM USA HR; Volume: MSAi Shipment

Net Cash
Provided by
Revenues Operating Operating Activity,
Net of Companies From Continuing
Excise Taxes Income Operations
2007 Altria Reported Financial Statements
38.1 $    13.9 $    10.2 $
Adjustments:
Discontinued Operations - Spin-off of PM International
(22.9)      (9.0)        (5.6)
Asset Impairment, Exit Costs & Implementation Costs
-           0.3         -
Recoveries for Airline Industry Exposure
-           (0.2)        -
Engle Case - Return of Escrow Bonds
-           -           (1.3)
2007 Altria Financial Statements (excluding above items)
15.2 $    5.0 $      3.3 $
Reconciliation – Non-GAAP Financial Measures
Source: Altria Finance, reconciliation between GAAP and non-GAAP financial measures.

Illustrative EPS for Year Ended December 31, 2007
Altria Reported Diluted EPS $1.48
Tax Items (0.09)
PMCC recoveries from
airline exposures (0.06)
Interest on tax reserve
transfers to Kraft 0.02
Asset impairment and exit cost 0.15
Altria Adjusted Diluted EPS $1.50
Source: Altria Finance, reconciliation between GAAP and non-GAAP financial measures.